EXHIBIT 99.1


                          [LETTERHEAD OF SYNETIC, INC.]






FOR IMMEDIATE RELEASE

Contact:          Victor L. Marrero
                  Vice President - Finance
                  and Chief Financial Officer
                  (201) 703-3405


         Elmwood Park, New Jersey, December 24, 1996--Synetic, Inc. (NASDAQ:
SNTC) announced today that it has signed a merger agreement providing for the acquisition of Avicenna Systems Corporation, a privately held Cambridge, Massachusetts based company that markets and builds Intranets for managed health care plans, integrated healthcare delivery systems, and hospitals. The parties expect the acquisition to close later today. Avicenna's controlled-access Intranet systems are designed to allow managed care organizations and provider groups to exchange transactional, procedural, patient outcome and educational information. This acquisition represents an initial step by Synetic in its previously announced effort to provide inter-enterprise connectivity for healthcare communications and commerce using the distributive power of the Internet. Synetic expects to acquire additional businesses to supplement its own internal efforts and those of Avicenna.

         Avicenna's development of Internet technology-based information systems will provide Synetic with the necessary platform to promote widespread acceptance of a new generation of inter-enterprise healthcare transaction applications. Avicenna is working to bring integrated payor-specific content and transactional data to the physician's desktop. This important capability will be a cornerstone in Synetic's plan to build new channels of communication linking managed care organizations, pharmacy benefit managers, clinical laboratories, physicians and other providers of healthcare services.






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         "The acquisition of Avicenna Systems Corporation represents the first significant step towards our goal," said Martin J. Wygod, Chairman of Synetic. "Avicenna provides us with an organization with a common vision for confidential, secure Internet healthcare commerce, and a talented management team with relevant experience," he continued.

         "We believe that the emergence of the World Wide Web as a commercial medium provides solutions to several complex issues facing the healthcare industry as inter-enterprise communication becomes the key to a patient-centric model of healthcare management," said I-J Gujral, founder of Avicenna. "By leveraging the existing healthcare information systems infrastructure, we allow payors and providers to quickly share mission critical information, while preserving their investment in existing technologies."

         Synetic will acquire all of Avicenna's outstanding equity and indebtedness (including employee stock options) for a total purchase price of $30.5mm, payable in shares of Synetic common stock. As additional consideration, Synetic has agreed to issue to certain of the sellers nontransferable warrants covering 250,000 shares of Synetic common stock, exercisable after December 23, 1998 at a price of $54.50 per share. Synetic has entered into arrangements with Mr. Gujral and the other key members of Avicenna's management team with respect to their equity holdings that are designed to assure their continuation with the Company. Promptly following the closing, Synetic has agreed to file a Registration Statement covering certain of the shares of the Synetic stock issued as consideration for the acquisition.

         Synetic anticipates that a substantial portion of the purchase price for Avicenna will be attributed to purchased research and development costs. Under generally accepted accounting principles, Synetic will charge to expense the portion of the purchase price attributable to purchased research and development costs. Synetic anticipates that this charge will be recognized during the quarter ended December 31, 1996. During calendar 1996, Avicenna incurred losses, a substantial portion of which related to research and development expenses. The current rate of these expenses approximates $500,000 per month. Synetic expects to incur research and development expenses which may be significantly in excess of such amount without the benefit of revenues until these products and services are sold to users.

                                    * * * * *

         The statements contained in this release, other than the terms of the acquisition of Avicenna, are forward looking statements that involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the feasibility of developing commercially profitable Internet healthcare services, the effect of economic conditions, user acceptance, the impact of competitive products, services, and pricing, product development, commercialization and technological difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

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